United States
                       Securities and Exchange Commission
                              Washington, DC 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
________________________________________________________________________________

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                               TELVUE CORPORATION
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)  Amount Previously Paid:

2)  Form, Schedule or Registration Statement No.:

3)  Filing Party:

4)  Date Filed:

                               TELVUE CORPORATION
                          16000 HORIZON WAY, SUITE 500
                              MT. LAUREL, NJ 08054
                                 (856) 273-8888

                  ____________________________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD AT 10:00 A.M.,
                                  JUNE 12, 2008
                  ____________________________________________


TO THE STOCKHOLDERS OF TELVUE CORPORATION:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Stockholders of TelVue Corporation, a Delaware corporation ("TelVue"), will be held at the executive offices of TelVue located at 16000 Horizon Way, Suite 500, Mt. Laurel, NJ 08054 on June 12, 2008 at 10:00 A.M. for consideration of and action upon the following matters:

     I. Election of six (6) directors to hold office for the ensuing year and until their successors have been duly elected and qualified; and

     II.  Such other matters as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on April 25, 2008 as the Record Date for determination of holders of Common Stock of TelVue entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A list of stockholders and their stockholdings as of such Record Date will be available to all stockholders at the time and place of this meeting.

     THE ACCOMPANYING FORM OF PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TELVUE.

     STOCKHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE (a) BY NOTIFYING THE SECRETARY OF TELVUE IN WRITING, (b) BY DELIVERING A DULY EXECUTED PROXY BEARING A LATER DATE, OR (c) BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.


                                        BY ORDER OF THE BOARD OF DIRECTORS:

                                        /s/ John Fell
                                        --------------------
                                        John Fell, Secretary

April 29, 2008

                               TELVUE CORPORATION
                          16000 HORIZON WAY, SUITE 500
                              MT. LAUREL, NJ 08054
                                 (856) 273-8888

                              DATED April 29, 2008

                                 PROXY STATEMENT

     This Proxy Statement is furnished with the attached Notice of Annual Meeting and with the accompanying Proxy on or about April 29, 2008, to each stockholder of record of TelVue Corporation ("TelVue") at the close of business on April 25, 2008 ("Record Date"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders of TelVue to be held on June 12, 2008 at 10:00 A.M. at the executive offices of TelVue located at 16000 Horizon Way, Suite 500, Mt. Laurel, NJ 08054, and at any adjournment or adjournments thereof for the purposes stated below. The form of Proxy is enclosed.

                              REVOCABILITY OF PROXY

     Subject to the conditions set forth elsewhere in this Proxy Statement, the shares represented by each executed Proxy will be voted at the Annual Meeting in accordance with the instructions given. If no instruction is given on the Proxy, the Proxy will be voted FOR the Board's nominees for director, and FOR any other matter properly presented for a vote at the meeting.

     Any Proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying the Secretary of TelVue in writing, by delivering a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                         DISSENTER'S RIGHT OF APPRAISAL

     The matters submitted to the stockholders for their approval will not give rise to dissenter's appraisal rights under Delaware law.

                         PERSONS MAKING THE SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of TelVue. In addition to mailing the proxy materials, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of TelVue, none of whom will receive any additional compensation in connection with such solicitation. The expense of the solicitation of the Proxies for the Annual Meeting will be borne by TelVue. TelVue will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only stockholders of record as of the close of business on the Record Date will be entitled to vote on all matters presented for vote at the Annual Meeting. At the close of business on the Record Date, the total number of shares of TelVue's Common Stock outstanding was 48,433,074 shares. Each share of Common Stock will be entitled to either one vote per share or ten votes per share on all business to come before the Annual Meeting, as described below. The holders of a majority of the outstanding shares of each class entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of common stock does not return a signed Proxy, the shares of common stock represented by such Proxy will not be considered present at the meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed Proxy, but is not authorized to vote on one or more matters, each such vote being a broker non-vote, the shares of Common Stock represented by such Proxy will be considered present at the meeting for purposes of determining the presence of a quorum. A plurality of the votes cast is required for the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

     Article 17(f) of the Certificate of Incorporation provides that any shares of Common Stock not owned beneficially for two years or not received in the course of the original spin-off of TelVue from Science Dynamics Corporation cannot be voted at their full voting power of ten votes per share unless the Board shall determine that the same were acquired neither for purposes adverse to the best interests of stockholders nor for purposes of disrupting the normal course of operations of TelVue. Stockholders wishing to have the holding period waived may make written application to the Board of Directors by sending their request at any time prior to the Annual Meeting to the Secretary of TelVue Corporation, 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey, 08054.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the Record Date, certain information with respect to each person who was known to TelVue to be a beneficial owner of more than five percent (5%) of TelVue's Common Stock.

================================================================================
         NAME AND ADDRESS               AMOUNT AND NATURE OF          PERCENT
       OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP        OF CLASS (1)
--------------------------------------------------------------------------------
H.F. (Gerry) Lenfest                          38,016,586               78.5%
Five Tower Bridge, Suite 460
300 Barr Harbor Drive
West Conshohocken, PA 19428
Chairman of the Board and Director
================================================================================

(1)  As of the Record Date, 48,433,074 shares of Common Stock were outstanding.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with respect to the Common Stock beneficially owned by the directors, the named executive officers, including a significant employee of TelVue, and by all directors and officers as a group. With the exception of Mr. Lenfest, the address of all the persons listed below is c/o TelVue Corporation, 16000 Horizon Way, Suite 500, Mt. Laurel, NJ 08054.

================================================================================
         NAME AND ADDRESS               AMOUNT AND NATURE OF          PERCENT
       OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP        OF CLASS (1)
--------------------------------------------------------------------------------
H.F. (Gerry) Lenfest                          38,016,586               78.5%
Five Tower Bridge, Suite 460
300 Barr Harbor Drive
West Conshohocken, PA 19428
Chairman of the Board and Director
--------------------------------------------------------------------------------
Joseph M. Murphy                             500,000 (2)                1.0%
President, Chief Executive Officer
and Director
--------------------------------------------------------------------------------
Jesse Lerman                                 100,000 (3)                 .2%
Executive Vice President of
Engineering and Director
--------------------------------------------------------------------------------
Frank J. Carcione                            517,500 (4)                1.1%
Director
--------------------------------------------------------------------------------
Joy Tartar                                     71,417                    .1%
Director
--------------------------------------------------------------------------------
Robert Lawrence                                25,000                    -
Director
--------------------------------------------------------------------------------
Randy Gilson                                 411,800 (5)                 .8%
Vice President of Technical
Services
--------------------------------------------------------------------------------
John Fell                                         -                      -
Secretary, Treasurer and
Controller
--------------------------------------------------------------------------------
All Directors, Officers and
Significant Employees as a Group
(8 Persons)                            39,642,303 (2)(3)(4)(5)         81.8%
================================================================================

(1)  As of the Record Date, 48,433,074 shares of Common Stock were outstanding.

(2) Includes 340,000 shares issuable to Joseph Murphy upon exercise of vested stock options held by Mr. Murphy.

(3) Includes 100,000 shares issuable to Jesse Lerman upon exercise of vested stock options held by Mr. Lerman.

(4) Includes 325,000 shares issuable to Frank Carcione upon exercise of vested stock options held by Mr. Carcione.

(5) Includes 150,000 shares issuable to Randy Gilson upon exercise of vested stock options held by Mr. Gilson.

                                        EQUITY COMPENSATION PLAN INFORMATION
===================================================================================================================
                                                                     WEIGHTED-AVERAGE
                                       NUMBER OF SECURITIES TO       EXERCISE PRICE OF        NUMBER OF SECURITIES
                                       BE ISSUED UPON EXERCISE     OUTSTANDING OPTIONS,     REMAINING AVAILABLE FOR
                                       OF OUTSTANDING OPTIONS,      WARRANTS AND RIGHTS      FUTURE ISSUANCE UNDER
           PLAN CATEGORY                 WARRANTS AND RIGHTS        COMPENSATION PLANS               EQUITY
-------------------------------------------------------------------------------------------------------------------
Equity Compensation Plans Approved            4,126,667                   $.089                    5,501,250
by Security Holders
-------------------------------------------------------------------------------------------------------------------
Equity Compensation Plans Not                 200,000 (b)                  .06                         -
Approved by Security Holders (a)
-------------------------------------------------------------------------------------------------------------------
Total                                         4,326,667                   $.089                    5,501,250
===================================================================================================================

(a) In December 1997, TelVue adopted a director compensation plan. Under this plan, each non-employee director, other than the majority stockholder, is compensated $500 for each meeting attended by receiving shares of Common Stock issued at the higher of per share fair market value of the Common Stock as of the Board of Directors meeting date or $.05 per share.

(b) Shares issued by TelVue to certain consultants of its TelVue Virtual Television Network (TVTN) business segment.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Effective January 4, 2008, TelVue's Board of Directors increased from five to six. Six (6) directors will be elected to hold office subject to the provisions of TelVue's bylaws until the next Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. A plurality of the votes cast is required for the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. The following table sets forth the name, age, position with TelVue and respective director service dates of each person who has been nominated to be a director of
TelVue:

================================================================================
                                          POSITION(S)
        NAME              AGE             WITH TELVUE             DIRECTOR SINCE
--------------------------------------------------------------------------------

H. F. (Gerry) Lenfest      77     Chairman and Director                1989
--------------------------------------------------------------------------------
Joseph M. Murphy           54     President, Chief Executive           1997
                                  Officer and Director
--------------------------------------------------------------------------------
Jesse Lerman               35     Executive Vice President of
                                  Engineering and Director             2008
--------------------------------------------------------------------------------
Frank J. Carcione          67     Director                             1990
--------------------------------------------------------------------------------
Joy Tartar                 45     Director                             2001
--------------------------------------------------------------------------------
Robert Lawrence            49     Director                             2004
--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THE SLATE OF NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE ENTIRE SLATE OF NOMINEES.

PRINCIPAL OCCUPATION OF THE DIRECTOR NOMINEES

     H. F. Lenfest has been a director of TelVue since 1989. Mr. Lenfest has interests in various privately held companies and has been the Chairman of the Lenfest Group, LLC since January 2000. From 1974 until January 2000, Mr. Lenfest was the President, CEO and a director of Lenfest Communications, Inc. and each of its subsidiaries. Lenfest Communications, Inc. and its subsidiaries were engaged in operating cable television systems, and providing cable advertising and programming. Mr. Lenfest has been a director of Environmental Tectonics Corporation since March 2003.

     Joseph M. Murphy has been a director of TelVue since 1997. On January 1, 2005, Mr. Murphy was appointed to the position of President and Chief Executive Officer of TelVue. Mr. Murphy held the position of Executive Vice President of Sales and Operations of TelVue from September 1994 through December 31, 2004 and also the position of Division President of Source Communications Group ("Source") from March 2001 through December 31, 2004. Prior to these appointments, Mr. Murphy had been the Vice President of Sales since joining TelVue in 1986 through August 1994.

     Jesse Lerman has been a director of TelVue since January 2008. He has served as Executive Vice President of Engineering for TelVue Corporation since March 12, 2007 when Princeton Server Group, Inc. was acquired by TelVue. Prior to joining TelVue, Mr. Lerman was CEO of Princeton Server Group, Inc., a digital video server company which he co-founded in 2003. Prior to that, he served a number of technical roles including Director of Software at Cable Video-on-Demand pioneers Sarnoff Real-Time Corporation and DIVA Systems, Inc. from July 1994 to October 2002.

     Frank J. Carcione has been a director of TelVue since 1990. Since January 1, 2005, Mr. Carcione has been an advisor to TelVue Corporation. From May 1991 through December 31, 2004, Mr. Carcione was the President and Chief Executive Officer of TelVue. Mr. Carcione retired from this position on January 1, 2005. Mr. Carcione held the position of Executive Vice President of TelVue from May 1990 through May 1991. From August 1989 to May 1990, he held the position of Vice President (marketing, sales, pay-per-view and franchise relations) with Garden State Cablevision, L.P., a New Jersey cable television operator and an affiliate of The Lenfest Group of companies. From November 1980 until August 1989, he held the same position with New York Times Cable TV, the predecessor to Garden State Cablevision, L.P.

     Joy Tartar, CPA, has been a director of TelVue since 2001. She has been the Chief Financial Officer for the Lenfest Group, LLC since January 2000. From January 1996 through December 1999, Ms. Tartar was the Vice President of Finance for Radius Communications, a cable advertising and sales company serving the greater Philadelphia and Harrisburg, PA areas, and a former subsidiary of Lenfest Communications, Inc. From January 1994 through December 1995, Ms. Tartar was the Controller for Starnet, Inc., a national satellite distributor of cable programming and digital video, and a former subsidiary of Lenfest Communications, Inc.

     Robert Lawrence has been a director of TelVue since 2004. He has been the Chief Operating Officer of the Lenfest Media Group since June 2005. Mr. Lawrence held the position of Senior Vice President of Operations of Starnet LP, a national satellite distributor of cable programming and digital video, and a former subsidiary of Lenfest Communications, Inc. from October 2003 through May 2005. One of the limited partners in StarNet, LP was H.F. Lenfest. Mr. Lawrence worked as a consultant from June 2000 to October 2003. From 1996 to June 2000, Mr. Lawrence was the Executive Vice President of Suburban Cable, a subsidiary of Lenfest Communications, Inc. Prior to this appointment, Mr. Lawrence held various positions with increasing responsibility since joining Suburban Cable in 1978.

CORPORATE GOVERNANCE

     The Board of Directors held two meetings during the year ended December 31, 2007, and acted by unanimous consent on several other occasions during 2007. All directors attended 100% of the Board meetings, with the exception of Frank Carcione, who did not attend one of the two meetings. All members of the Board of Directors are strongly encouraged, but not required, to attend TelVue Corporation's annual meeting of stockholders. All Board members attended the 2007 annual meeting of stockholders.

The employee directors of TelVue receive no compensation for serving as directors. Non-employee directors (other than Mr. Lenfest) receive $500 paid in shares of common stock of TelVue for each meeting of the Board attended. H.F. Lenfest receives no compensation for serving as a director.

     TelVue has a standing Audit Committee consisting of two members, Joy Tartar and Robert Lawrence. The Board of Directors has determined that Ms. Tartar, the Chairman of the Audit Committee is independent (as that term is defined by Rule 4200 of the Nasdaq Stock Market, Inc.'s audit committee independence rules (as currently in effect)). Ms. Tartar possesses the attributes of an audit committee financial expert (as that term is defined in Item 407(d)(5) of Regulation S-K of the regulations promulgated by the Securities and Exchange Commission ("SEC"). The Audit Committee is responsible for monitoring the integrity of TelVue's financial reporting process and systems of internal controls for finance, accounting and regulatory compliance and reviewing the independence and performance of TelVue's independent auditors and internal auditing functions, and related matters. There were two meetings of the Audit Committee in 2007. TelVue has not adopted an audit committee charter. The Stock Option Committee consists of Joy Tartar and Robert Lawrence. There was one meeting of the Stock Option Committee held in 2007. TelVue does not have a standing Nominating Committee. The Board of Directors has determined not to create a standing Nominating Committee because the Board has and will continue to serve the functions of such a committee. TelVue does not have a nominating committee charter.

     TelVue does not have a standing compensation committee. Based on the small size of the company and the related number of employees, the Board of Directors has determined that a compensation committee is not currently necessary. The Chairman of the Board of Directors has served and will continue to serve the functions of such a committee. The Chairman has sole authority in determining director compensation and the President and CEO's compensation using company performance and market conditions as an aid. The President and CEO makes recommendations regarding compensation for other executives based on the same parameters. These recommendations are reviewed and approved by the Chairman of the Board on an annual basis. TelVue has not adopted a compensation committee charter.

     The Board of Directors consisted of Messrs. Lenfest, Murphy, Carcione, Lawrence and Ms. Tartar from October 2004 to present; Mr. Lerman joined the Board in January 2008. Mr. Lawrence and Ms. Tartar are independent (as that term is defined by Nasdaq Rule 4200). By virtue of his stock ownership and their employment status, Messers. Lenfest, Murphy, Lerman and Carcione, respectively, are not independent.

DESCRIPTION OF DIRECTOR QUALIFICATIONS, NOMINATING PROCESS AND SHAREHOLDER NOMINATIONS

     Members of TelVue's Board of Directors should meet certain minimum qualifications including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Board of Directors may consider a variety of other qualities and skills, including (i) expertise in the businesses in which TelVue and divisions may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of gender, ethnic background, and experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and TelVue's charter and bylaws.

     The Board of Directors will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chairman of the Board will then initiate the search, working with staff support and seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Board of Directors which will then prioritize the candidates and determine if any of the members of the Board or senior management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. The Chairman, President and CEO and at least one member of the Board of Directors will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Board of Directors for final evaluation. The Board of Directors will meet to consider such recommendations and to approve the final candidate, and will evaluate all nominees for director, including nominees recommended by a shareholder, on the same basis.

     The Board of Directors will consider director candidates recommended by TelVue's shareholders in accordance with the following procedures. Shareholders may make recommendations with regard to nominees for election to the Board of Directors at future annual meetings of shareholders by submitting in writing a notice, received by the Secretary of TelVue at least 60 days prior to the date on which TelVue first mailed its proxy materials for the prior year's annual meeting of shareholders, or, if TelVue did not have an annual meeting of shareholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of TelVue which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board of Directors, (v) the name and residence address of the proposing shareholder(s), and (vi) the number of shares of common stock owned by the proposing shareholder(s). All nominees for director, including nominees recommended by a shareholder, shall be evaluated on the same basis.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     TelVue has established procedures for shareholders to communicate directly with the Board of Directors on a confidential basis. Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary of TelVue Corporation at 16000 Horizon Way, Suite 500, Mt. Laurel, NJ 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. To the extent that a shareholder wishes the communication to be confidential, such shareholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed TelVue's audited financial statements with management. The Audit Committee has discussed the matters required to be discussed by SAS 61 (Communication with Audit Committee) with Pressman Ciocca Smith LLP, TelVue's independent accountants.

     The Audit Committee has received written disclosures from Pressman Ciocca Smith LLP required by Independence Standards Board Standard No. 1 (which relate to the accountant's independence from TelVue) and has discussed with Pressman Ciocca Smith LLP their independence from TelVue. The Audit Committee has considered whether the provision of the foregoing services is compatible with maintaining Pressman Ciocca Smith LLP's independence.

     Based on the review and discussions referenced above, the Audit Committee recommended that TelVue's audited financial statements be included in its Annual Report on Form 10-KSB for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

                                                   Audit Committee:
                                                   Joy Tartar
                                                   Robert Lawrence

CODE OF ETHICS

     TelVue has adopted a Code of Ethics (as that term is defined in Item 406 of Regulation S-K of the regulations promulgated by the SEC) that applies to TelVue's chief executive officer and senior financial officers. A copy of the Code of Ethics is available, without charge, by requesting it from the Secretary of TelVue Corporation at 16000 Horizon Way, Suite 500, Mount Laurel, NJ 08054 or by calling 1-856-273-8888. TelVue will publicly disclose any waivers or amendments to the Code of Ethics that applies to its chief executive officer and senior financial officers pursuant to the requirements of the SEC.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEE OF TELVUE

================================================================================
                                                    POSITION(S)
      NAME                  AGE                     WITH TELVUE
--------------------------------------------------------------------------------
Joseph M. Murphy             54          President and Chief Executive Officer
--------------------------------------------------------------------------------
Jesse Lerman                 35          Executive Vice President of Engineering
--------------------------------------------------------------------------------
Frank J. Carcione            67          Advisor
--------------------------------------------------------------------------------
John Fell                    44          Secretary, Treasurer, Controller
--------------------------------------------------------------------------------
Randy Gilson                 47          Vice President of Technical Services
================================================================================


BIOGRAPHICAL AND OTHER INFORMATION REGARDING THE EXECUTIVE OFFICERS AND A SIGNIFICANT EMPLOYEE OF TELVUE

     Executive officers are appointed by the Board of Directors. Each executive officer is appointed to serve until his successor is duly elected and qualified.

Joseph M. Murphy.   See "Election of Directors."

Jesse Lerman.   See "Election of Directors."

Frank J. Carcione.  See "Election of Directors."

John Fell has served as Secretary, Treasurer and Controller of TelVue since April 2, 2007. Prior to joining TelVue, Mr. Fell was the Controller of WPHL-TV in Philadelphia, a Division of Tribune Television Company from April 2003 to March 2007. He also served as an Assistant Treasurer of Tribune Television Company during the same time period. Prior to that, he was Assistant Controller for WPHL-TV from September 2000 to March 2003.

Randy Gilson is a significant employee of TelVue. Mr. Gilson has been the Vice President of Technical Services since July 1993. Prior to that appointment, Mr. Gilson held positions of increasing responsibility since joining TelVue in 1986.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of compensation paid or accrued by TelVue for services rendered during the fiscal years ended December 31, 2007 and 2006, respectively, by each of the named executive officers, including an advisor and a significant employee.

================================================================================
    NAME AND
    PRINCIPAL                       ANNUAL          ALL OTHER
    POSITION            YEAR      SALARY ($)     COMPENSATION (1)      TOTAL ($)
--------------------------------------------------------------------------------
Joseph Murphy           2007       $205,000           $5,125           $210,125
President and CEO       2006       $194,808           $4,943           $199,751
--------------------------------------------------------------------------------
Jesse Lerman            2007       $150,577           $2,683           $153,260
Executive VP of         2006           -                 -                 -
Engineering
--------------------------------------------------------------------------------
Frank J. Carcione       2007       $ 50,000              -             $ 50,000
Advisor (2)             2006       $ 60,108              -             $ 60,108
--------------------------------------------------------------------------------
John Fell               2007       $ 84,375           $1,406           $ 85,781
Controller              2006           -                 -                 -
--------------------------------------------------------------------------------
Randy  Gilson           2007       $125,872           $3,147           $129,019
VP of Technical         2006       $121,774           $3,329           $125,103
Services
================================================================================

(1) For 2007, consists of company funded contributions to TelVue's 401k Plan for the period January 1, 2007 though December 31, 2007. For 2006, consists of company funded contributions to TelVue's Simplified Pension Plan for the period January 1, 2006 through February 28, 2006 and company funded contributions to TelVue's 401k Plan for the period March 1, 2006 through December 31, 2006.

(2) Frank Carcione retired as President and Chief Executive Officer of TelVue on January 1, 2005. He continues to serve as a director and advisor to TelVue. Pursuant to a retirement package, TelVue paid Mr. Carcione a onetime exit bonus of $100,000 in January 2005, and salary during the following years of: Year 2005 - $75,000, Year 2006 - $60,108, Year 2007 -
     $50,000, Year 2008 - $50,000, Year 2009 - $40,000. In addition Mr. Carcione will receive benefits in each of these years.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information of outstanding equity awards of each named executive officers, including an advisor and a significant employee, of TelVue during the fiscal year ended December 31, 2007.

                                  OPTION AWARDS
================================================================================
                       NUMBER OF        NUMBER OF
                      SECURITIES       SECURITIES
                      UNDERLYING       UNDERLYING
                      UNEXERCISED      UNEXERCISED       OPTION         OPTION
                      OPTIONS (#)      OPTIONS (#)      EXERCISE      EXPIRATION
      NAME            EXERCISABLE     UNEXERCISABLE     PRICE ($)        DATE
--------------------------------------------------------------------------------
Joseph M. Murphy        190,000             -             $.070         6/29/09
President and CEO       150,000             -              .025         8/03/14
--------------------------------------------------------------------------------
Jesse Lerman            100,000             -             $.13          3/30/17
Exec VP of
Engineering
--------------------------------------------------------------------------------
Frank J. Carcione       225,000             -             $.070         6/29/09
Advisor                 100,000             -              .025         8/03/14
--------------------------------------------------------------------------------
Randy Gilson             50,000             -             $.070         6/29/09
VP of                   100,000             -              .025         8/03/14
Technical
Services
================================================================================



                              DIRECTOR COMPENSATION
               ==================================================
                    NAME                       STOCK AWARDS/TOTAL
               --------------------------------------------------
               Joy Tartar                            $500
               --------------------------------------------------
               Robert Lawrence                       $500
               ==================================================

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

     Since November 2, 1989, TelVue has funded its expansion and operating deficit from the proceeds of the sale of shares of TelVue's Common Stock and Preferred Stock to Mr. H.F. Lenfest, TelVue's majority stockholder, and from loans from Mr. Lenfest. From November 1989 to February 1996, TelVue borrowed an aggregate of $6,128,712 from Mr. Lenfest. These loans and accrued interest were repaid in their entirety during 2003. On March 5, 2001, TelVue borrowed $650,000 from Mr. Lenfest to fund a portion of the Source acquisition, at an interest rate of prime plus one percent (1%) compounded and due on or before January 1, 2004. This loan was repaid in its entirety in 2001.

     In addition to the borrowings noted above, during January 1995, Mr. Lenfest purchased from Science Dynamics Corporation ("Science"), TelVue's non-interest bearing note in the amount of $541,000 (the "Science Note"). The Science Note was originally issued by TelVue to Science and was payable December 31, 1996. The maturity date of the Science Note had been extended by TelVue and Mr. Lenfest on a yearly basis. On June 16, 2005, the members of the Board of Directors of TelVue and Mr. Lenfest, extended the maturity date of the non-interest bearing Science Note in the principal amount of $541,000 to January 1, 2011.

     On March 9, 2001, with the acquisition of the assets of Source for $1,300,000, TelVue paid $1,000,000 in cash and $300,000 pursuant to a promissory note (the "Source Note"). The Source Note had a term of three years. Interest only was payable monthly during year one at the rate of 8% per annum. Beginning in year two, both principal and interest were payable monthly at the rate of 5.06% per annum. During the first quarter of 2004, TelVue paid the remaining balance on the Source Note in its entirety.

     On April 27, 2005, TelVue entered into a Line of Credit Note (the "2005 Note") with Mr. Lenfest. The 2005 Note was secured to provide funding to grow the TVTN Network. Under the terms of the 2005 Note, TelVue may borrow, from time to time, up to the maximum principal amount of the 2005 Note which is $3,800,000. The minimum advance under the 2005 Note is $100,000 and the interest rate of the 2005 Note is equal to the prime rate plus one percent (1%). The 2005 Note contains customary events of default, including, among others, non-payment of principal and interest and in the event TelVue is involved in certain insolvency proceedings. In the event of a default, all of the obligations of TelVue under the 2005 Note may be declared immediately due and payable. The 2005
Note is unsecured and will expire six years from the date of the first advance, which is November 23, 2011, unless extended or renewed. Principal and interest on the 2005 Note are also due and payable on November 23, 2011. During the year ended December 31, 2007, TelVue borrowed $1,600,000 under the terms of the 2005 Note, bringing outstanding borrowings under the 2005 Note to $3,800,000 and accrued interest on the borrowings to $444,727 as of December 31, 2007, fully exhausting this note.

     As a result of the anticipated exhaustion of the credit under the 2005 Note, TelVue entered into an additional Line of Credit (the "2006 Note") with Mr. Lenfest on November 3, 2006, in the principal amount of Ten Million Dollars ($10,000,000). Under the 2006 Note, TelVue may request up to $5,000,000 for general working capital. TelVue may request up to an additional $5,000,000 available under this Line of Credit for purposes other than general working capital upon mutual agreement by TelVue and Mr. Lenfest. The minimum advance under the 2006 Note is $100,000 and the interest rate on the 2006 Note is equal to the prime rate plus one percent (1%). The 2006 Note contains customary events of default, including, among others, non-payment of principal and interest and in the event TelVue is involved in certain insolvency proceedings. In the event of a default, all of the obligations of TelVue under the 2006 Note may be declared immediately due and payable. The 2006 Note is unsecured and will expire six years from the date of the first advance under the 2006 Note unless extended or renewed. Principal and interest on the 2006 Note are also due and payable six years from the date of the first advance under the 2006 Note, which was December 26, 2006. As of December 31, 2007, the Company had borrowed $8,400,000 under the 2006 Note with accrued interest in the amount of $547,551. TelVue is borrowing approximately $300,000 per month under the 2006 Note and anticipates that the funds will be exhausted by May 2008 or sooner.

     As a result of the anticipated exhaustion of the line of credit under the 2006 Note, TelVue entered into an additional Line of Credit (the "2007 Note") with Mr. Lenfest on December 21, 2007, in the principal amount of $2,300,000. The minimum advance under the 2007 Note is $100,000 and the interest rate on the 2007 Note is equal to the prime rate plus one percent (1%). The 2007 Note contains customary events of default, including, among others, non-payment of principal and interest and in the event TelVue is involved in certain insolvency proceedings. In the event of a default, all of the obligations of TelVue under the 2007 Note may be declared immediately due and payable. The 2007
Note is unsecured and will expire six years from the date of the first advance under the 2007 Note unless extended or renewed. Principal in interest on the 2007 Note are also due and payable six years from the date of the first advance under the 2007 Note.

     On December 26, 2006, TelVue borrowed $400,000 from Mr. Lenfest under the 2006 Note, to loan to Princeton Server Group, Inc. ("PSG") to fund their operating expenses (the "PSG Note"). The PSG Note was a convertible note that bore interest at a rate of six percent (6%) per annum. No payments of principal or interest were due until July 1, 2007. Under the PSG Note interest accrued through July 1, 2007 was to be added to the principal. Interest was payable monthly from July 1, 2007 through January 1, 2008. The remaining balance was payable in forty eight (48) monthly installments of principal and interest commencing February 1, 2008. The note was scheduled to mature in January 2012. The Company had the option to convert the unpaid principal balance of the note and all accrued interest into common stock of PSG. In connection with the PSG Note the TelVue received a warrant, which entitled TelVue to purchase 129,629 shares of common stock of PSG for $1.08 per share. The warrant was to commence on July 1, 2007 and expire on December 31, 2016. The PSG Note was forgiven on March 12, 2007, in connection with TelVue's acquisition of all of the outstanding stock of PSG (see below).

     On March 12, 2007, PSG was acquired by TelVue, for $6.1 million and the forgiveness of the PSG Note (described above). TelVue borrowed $6.1 million from Mr. Lenfest under the 2006 Note. PSG develops high performance digital video systems, appliances, and software that support capture, storage, manipulation and play-out of digital media in multiple popular formats. PSG markets their product to PEG TV and local origination broadcast stations, professional broadcast stations and schools and universities. TelVue acquired PSG as a complement to its TVTN Network with the objective being to offer towns, municipalities and schools a packaged turnkey product of hardware and software.

     On June 16, 2005, Mr. Lenfest, the holder of all of TelVue's outstanding Class A Redeemable Convertible Preferred Stock (the "Preferred Stock"), informed TelVue of his intent to convert all of his 3,518,694 shares of Preferred Stock into TelVue's common stock. Each share of Preferred Stock was convertible into
6.667 shares of common stock. The conversion of the Preferred Stock to common stock occurred on August 2, 2005, upon Mr. Lenfest's delivery of the Preferred Stock in the form of a lost certificate affidavit. As a result of the conversion, TelVue issued 23,459,133 shares of Common stock to Mr. Lenfest. Mr. Lenfest's beneficial ownership interest in the common stock of TelVue, after the cancellation of the Warrants to purchase common stock described below, was approximately 78.3 percent as of December 31, 2006. The Preferred Stock was eliminated and is included as 23,459,133 shares of common stock in the stockholders' equity section of the balance sheet. On August 21, 2006, the Board of Directors, with Mr. Lenfest abstaining from the action, waived the two year holding period required to receive the full voting power of ten votes per share for the 23,459,133 shares of common stock Mr. Lenfest received for the conversion of his preferred stock. The Preferred Stock had a par value of $1 per share and provided for a cumulative six percent (6%) semiannual dividend. The dividend was payable in cash or additional shares of Preferred Stock at $1 per share, at TelVue's option. TelVue had accrued dividends on the Preferred Stock since the beginning of 1998, but no dividends had been paid. On June 16, 2005, Mr. Lenfest agreed to relinquish his right to all accrued but unpaid dividends attributable to the Preferred Stock. Therefore, $3,061,269 of accrued dividends was reversed and is included in stockholders' equity as a decrease to TelVue's accumulated deficit.

     On June 16, 2005, the members of the Board of Directors of TelVue and Mr. Lenfest agreed to terminate a Warrant Agreement between Mr. Lenfest and TelVue. Pursuant to the Warrant Agreement, Mr. Lenfest had the right to purchase up to 29,915,160 shares of TelVue's common stock for $.01 per share, the fair market value of the common stock on the grant date. The Warrant Agreement was entered into on March 15, 1991, in connection with a prior line of credit to TelVue provided by Mr. Lenfest.

     At December 31, 2007, TelVue was indebted to Mr. Lenfest in the principal amount of $12,200,000 and accrued interest of $992,278. Other related transactions are described in Notes 4, 7, 8, 10 and 14 of the financial statements of TelVue's 2007 Annual Report.

     On January 1, 2005, Frank J. Carcione retired from his position as President and Chief Executive Officer of TelVue and Joseph Murphy was appointed to this position. Mr. Carcione continues to serve as a director and advisor to TelVue. Pursuant to his retirement package, TelVue paid Mr. Carcione a onetime exit bonus of $100,000 in January 2005, and salary during the following years of: $75,000 in Year 2005, $60,000 in Year 2006, $50,000 in Year 2007, $50,000 in
Year 2008 and $40,000 in Year 2009. In addition, Mr. Carcione will receive benefits in each of these years.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the TelVue's officers and directors, and persons who own more than ten percent of a registered class of TelVue's equity securities, to file reports of ownership and changes in ownership with SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish TelVue with copies of all Section 16(a) forms they file.

     Based solely on TelVue's review of such forms received by it, or written representation from certain reporting persons that no Forms 5 were required for such persons, TelVue believes that during the fiscal year ended December 31, 2007 all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders intending to submit proposals to be included in TelVue's next Proxy Statement must send their proposal to the Secretary of TelVue at 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey, 08054 not later than December 30, 2008. Such proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC.

     Stockholders intending to present proposals at the next annual meeting of TelVue, and not intending to have such proposals included in TelVue's next Proxy Statement must send their proposal to the Secretary of TelVue at 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey, 08054 not later than March 13, 2009. If notification of a stockholder proposal is not received by the above date, TelVue may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

                    INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     The accounting firm of Pressman Ciocca Smith LLP served as TelVue's independent registered public accountants for the years ended December 31, 2007 and 2006, and will serve as TelVue's independent registered public accountants for the year ending December 31, 2008. A representative of Pressman Ciocca Smith LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions of stockholders.

     The following table sets forth the aggregate fees for services rendered by Pressman Ciocca Smith LLP to TelVue for the years ended December 31, 2007 and 2006.

                                        2007         2006
                                      --------     --------
                       Audit fees     $ 67,255     $ 45,591
               Audit related fees       10,800       18,113
                         Tax fees       12,284        8,888
                   All other fees            -            -
                                      --------     --------

                            Total     $ 90,339     $ 72,592
                                      ========     ========

     AUDIT FEES: These amounts include fees for professional services rendered in auditing TelVue's financial statements set forth in TelVue's Forms 10-KSB for the years ended December 31, 2007 and 2006 and the reviews of TelVue's quarterly financial statements set forth in TelVue's Forms 10-QSB in 2007 and 2006.

     AUDIT-RELATED FEES: These amounts consisted of fees for due diligence in connection with the Princeton Server Group, Inc. acquisition.

     TAX FEES: These amounts consisted of fees for tax consultation and tax compliance services.

     Pressman Ciocca Smith LLP did not render any other services to TelVue in 2007 and 2006.

     The Audit Committee has considered and determined that the non-audit services provided by Pressman Ciocca Smith LLP in 2007 and 2006 are compatible with maintaining the auditor's independence.

     All of the 2007 services described above were approved by the Audit Committee pursuant to the SEC rule that requires audit committee pre-approval of audit and non-audit services provided by TelVue's independent auditors, to the extent that rule was applicable during fiscal year 2007. On an ongoing basis, management will communicate specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee will review these requests and advise management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors will report to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

                                OTHER INFORMATION

     A COPY OF TELVUE'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING EXHIBITS, FOR 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE BY WRITING TO: PRESIDENT, TELVUE CORPORATION, 16000 HORIZON WAY, SUITE 500, MT. LAUREL, NEW JERSEY 08054.

PROXY                        TELVUE CORPORATION                            PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 12, 2008

     The undersigned hereby appoints Joseph M. Murphy and John Fell proxy and attorney, with full power of substitution, to vote all the shares of the Common Stock of TelVue Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of TelVue Corporation located at 16000 Horizon Way, Suite 500, Mt. Laurel, NJ 08054 on June 12, 2008 at 10:00 a.m., local time, and any adjournment thereof upon the following matters set forth in the notice of such meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. BY RETURNING THIS PROXY CARD, THE UNDERSIGNED GIVES THE PROXIES DISCRETIONARY AUTHORITY REGARDING ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, AND ANY MATTER INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

1.   ELECTION OF DIRECTORS

               H.F. LENFEST, JOSEPH M. MURPHY, FRANK J. CARCIONE,
                    JOY TARTAR, ROBERT LAWRENCE, JESSE LERMAN

[ ]  FOR all nominees listed above (except as marked to the contrary below.)

[ ]  WITHHOLD AUTHORITY to vote for nominees listed above
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

________________________________________________________________________________


2. IN THEIR DISCRETION, ON SUCH OTHER MATTERS INCIDENT TO THE SUBJECT MATTER OF THE ANNUAL MEETING AND ANY ADJOURNMENT(S) THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF SUCH MEETING.


         PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE

     Each share of common stock is entitled to 10 votes; provided, however, that persons who have been the beneficial owner of shares of common stock for less than two years or who did not acquire such shares in the course of the spin-off of the Company from Science Dynamics Corporation are entitled to only one vote per share. As provided in the Certificate of Incorporation, the Board of Directors, on written application directed to the Secretary of the Company at any time prior to the special meeting, may waive such holding period requirements and provide that shares held by such stockholder shall have 10 votes per share. Stockholders wishing to have the holding period waived may make written application to the Board of Directors by sending their request at any time prior to the annual meeting to the Secretary of the Company at TelVue Corporation, 16000 Horizon Way, Suite 500, Mt. Laurel, NJ, 08054.

     Please sign your name exactly as it is shown on the left. Corporate Officers, executors, administrators, trustees, guardians and attorneys should give their full title. All joint tenants, tenants in common, and tenants by the entirety should sign.

                                       Date:______________________________, 2008
                                       _________________________________________
                                       _________________________________________
                                                  Signature(s) of stockholder(s)